                  SUBSIDIARIES OF WILMINGTON TRUST CORPORATION

                                   EXHIBIT 21

                  Wilmington Trust Corporation has seven direct subsidiaries, Wilmington Trust Company, a Delaware-chartered bank and trust company, Wilmington Trust of Pennsylvania, a Pennsylvania-chartered bank and trust company, Wilmington Trust FSB, a Federally-chartered savings bank headquartered in Maryland, Rodney Square Management Corporation, a registered investment adviser, WT Investments, Inc. and Balentine Holdings, Inc., Delaware holding companies, and Wilmington Trust (UK) Limited, a holding company organized under the laws of England. Wilmington Trust Company has the following active direct subsidiaries:

                       Name                           Jurisdiction
     --------------------------------------------    ---------------
1.   Brandywine Insurance Agency, Inc.               Delaware
2.   Brandywine Finance Corporation                  Delaware
3.   Brandywine Life Insurance Company, Inc.         Delaware
4.   Compton Realty Corporation                      Delaware
5.   Wilmington Trust SP Services, Inc..             Delaware
6.   100 West Tenth Street Corporation               Delaware
7.   Wilmington Trust SP Services (New York), Inc.   Delaware
8.   Wilmington Brokerage Services Company           Delaware
9.   Wilmington Trust Global Services, Ltd.          Delaware
10.  Wilmington Trust (Cayman), Ltd.                 Cayman Islands
11.  Wilmington Trust (Channel Islands), Ltd.        Channel Islands

                  Wilmington Trust SP Services, Inc. has three wholly-owned subsidiaries, Special Services Delaware, Inc. and Wilmington Trust SP Services (Delaware), Inc., incorporated in Delaware, and Wilmington Trust SP Services (Nevada), Inc., incorporated in Nevada.

                  Balentine Holdings, Inc. owns 100% of the equity interests in Balentine Delaware Holding Company, LLC, a Delaware limited liability company, and all of the stock of Balentine Management, Inc., a Delaware corporation. Balentine Delaware Holding Company, LLC owns 100% of Balentine & Company, LLC, a limited liability company organized under Georgia law, and a 45.45% interest in Balentine & Company of Tennessee, L.L.C., a limited liability company organized under Tennessee law.

                  Wilmington Trust (UK) Limited owns SPV Management Limited and SPV Advisers Limited, corporations organized under the laws of England. SPV Management Limited owns Lord SPV Limited, a corporation organized under the laws of England, SPV Management (Dublin) Limited, a corporation organized under the laws of Ireland, SPV Management (Italia) SRL, a corporation organized under the laws of Italy, SPV Jersey Limited, a corporation organized under the laws of the Channel Islands, and SPV Management Cayman Limited, a corporation organized under the laws of the Cayman Islands. SPV Management Limited also owns a 51% interest in Bedell SPV Management (Jersey) Limited, a corporation organized under the laws of the Channel Islands.